Exhibit 99.1

Allakos Completes Patient Enrollment in Phase 3 Eosinophilic Gastritis and/or Eosinophilic Duodenitis and Phase 2/3 Eosinophilic Esophagitis Clinical Trials of Lirentelimab (AK002)

-- Results from both clinical trials expected in the fourth quarter of 2021 –

-- CMO Dr. Henrik Rasmussen to retire; Dr. Craig Paterson, SVP of Clinical Development and Medical Affairs, promoted to CMO --

REDWOOD CITY, Calif., June 7, 2021 (GLOBE NEWSWIRE) – Allakos Inc. (the “Company” or “Allakos”) (Nasdaq: ALLK), a biotechnology company developing lirentelimab (AK002) for the treatment of eosinophil and mast cell-related diseases, today announced that it has completed enrollment in its Phase 3 study of lirentelimab in patients with eosinophilic gastritis (EG) and/or eosinophilic duodenitis (EoD), and its Phase 2/3 study of lirentelimab in patients with eosinophilic esophagitis (EoE). Clinical trial results from both randomized, double-blind, placebo-controlled studies are expected in the fourth quarter of 2021.

The Company also announced the retirement of Henrik Rasmussen, M.D., Ph.D., Allakos’ chief medical officer (CMO). Dr. Rasmussen will step down on June 11, 2021, after which he will continue to serve as a strategic advisor to the Company. Craig Paterson, M.D., Allakos’ Senior Vice President of Clinical Development and Medical Affairs, will be promoted to CMO.

“We thank Henrik for his many contributions to the lirentelimab development progam,” said Robert Alexander, Ph.D., chief executive officer of Allakos. “Under Henrik’s watch, lirentelimab has shown activity across multiple therapeutic areas and, importantly, the data suggest lirentelimab could be an important therapy for patients with EG, EoD and EoE. I also look forward to Craig’s leadership as we further expand the lirentelimab development program."

"It has been a distinct pleasure working at Allakos and deeply rewarding to lay the groundwork for the lirentelimab development program, and with our registrational studies fully enrolled, it is an ideal time for my transition,” stated Dr. Rasmussen. “Craig is exceptionally qualified to continue the momentum that the team has created—he is a talented gastrointestinal surgeon with clinical, regulatory and academic experience in the field of gastroenterology and immunology, areas that are critical for the continued successful development of lirentilemab.”

Dr. Paterson joined Allakos as SVP of clinical development and medical affairs in March 2021, reporting to Dr. Rasmussen. Prior to Allakos, he was the Lead Program Physician for Immunodermatology at UCB, CMO at Vivelex Pharmaceuticals, and was Senior Vice President of Medical and Clincal Development at Salix Pharmaceuticals where he was responsible for the development of Xifaxin550, Relistor and other gastrointestinal drugs. Dr. Paterson also held roles of increasing responsibility at Endo International, King Pharmaceuticals and GlaxoSmithKline. Dr. Paterson previously served as Chief, Colon and Rectal Surgery, Associate Professor of Surgery at University of Massachusetts Medical School and Assistant Professor of

Surgery at McMaster University Medical Center where he was responsible for direct patient care as well as supervision of fellows, surgical residents and medical students. Dr. Paterson holds a medical degree as well as an M.Sc. in physiology and pharmacology from McMaster University, Ontario, Canada and an M.B.A. from the University of Tennessee.

About Allakos

Allakos is a clinical stage biotechnology company developing antibodies that target immunomodulatory receptors present on immune effector cells involved in allergic, inflammatory, and proliferative diseases. The Company’s lead antibody, lirentelimab (AK002), is being evaluated in a Phase 3 study in eosinophilic gastritis (EG) and/or eosinophilic duodenitis (EoD) and a Phase 2/3 study in eosinophilic esophagitis (EoE). Lirentelimab targets Siglec-8, an inhibitory receptor selectively expressed on human mast cells and eosinophils. Inappropriately activated eosinophils and mast cells have been identified as key drivers in a number of severe diseases affecting the gastrointestinal tract, eyes, skin, lungs and other organs. Lirentelimab has been tested in multiple clinical studies. In these studies, lirentelimab eliminated blood and tissue eosinophils, inhibited mast cells and improved disease symptoms in patients with EG and/or EoD, EoE, mast cell gastrointestinal disease, severe allergic conjunctivitis, chronic urticaria and indolent systemic mastocytosis. For more information, please visit the Company's website at www.allakos.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, but are not limited to, Allakos’ progress and business plans, the expected timing of anticipated study results and plans relating to its future clinical trials. Such statements are subject to numerous important factors, risks and uncertainties that may cause actual events or results to differ materially from current expectations and beliefs, including but not limited to: Allakos’ stages of clinical drug development; Allakos’ ability to timely complete clinical trials for, and if approved, commercialize lirentelimab (AK002), its lead compound; Allakos’ ability to obtain required regulatory approvals for its product candidates; uncertainties related to the enrollment of patients in its clinical trials; Allakos’ ability to demonstrate sufficient safety and efficacy of its product candidates in its clinical trials; uncertainties related to the success of later-stage clinical trials, regardless of the outcomes of preclinical testing and early-stage trials; market acceptance of Allakos’ product candidates; uncertainties related to the projections of the size of patient populations suffering from the diseases Allakos is targeting; Allakos’ ability to advance additional product candidates beyond lirentelimab; Allakos’ ability to obtain additional capital to finance its operations; and other important risk factors set forth in Allakos’ most recent Annual Report on Form 10-K filed with the SEC on March 1, 2021, Quarterly Report on Form 10-Q filed with the SEC on May 10, 2021, and future reports to be filed with the SEC. These documents contain and identify important factors that could cause the actual results for Allakos to differ materially from those contained in Allakos’ forward-looking statements. Any forward-looking statements contained in this press release speak only as of the date hereof, and Allakos specifically disclaims any obligation to update any forward-looking statement, except as required by law. These forward-looking statements should not be relied upon as representing Allakos’ views as of any date subsequent to the date of this press release.

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Source: Allakos Inc.

Investor Contact:	Media Contact:
Adam Tomasi, President & COO	Denise Powell
ir@allakos.com	denise@redhousecomms.com